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                                                                      Exhibit 21

                        SUBSIDIARIES OF THE REGISTRANT

S.D. Warren Company was incorporated under the laws of the Commonwealth of Pennsylvania and owns or controls the following corporation by means of owning the indicated percents of their voting securities:


      Percent
 Voting Securities                                          State or Province
Owned by S.D. Warren              Subsidiary                of Incorporation
--------------------              ----------                -----------------
      100%                       Skylark, Inc.                   Maine
      100%                     Presumpscott Water                Maine
                                 Power Company
      100%                  S.D. Warren Finance Co.             Delaware